Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES RETIREMENT OF ART VICTORSON

SUGAR LAND, TX, July 3, 2018 - Team, Inc. (NYSE: TISI) today announced that Arthur F. Victorson, President of the Inspection and Heat Treating segment, will retire from the Company on September 30, 2018. In connection with his retirement, Mr. Victorson will transition from his current role, effective July 15, 2018, and serve as a special advisor to Amerino Gatti, Team’s Chief Executive Officer, to ensure a seamless transition. Team anticipates naming a successor to Mr. Victorson in the near future.

Mr. Gatti stated, “Art has been an integral part of Team’s growth and success in his more than two decades with the Company and its predecessor, Cooperheat-MQS, and over the past year, he has served as an invaluable partner in designing and implementing the OneTEAM integration and business transformation program. I have every confidence that Team will continue to build upon the solid foundation that Art helped to establish. On behalf of Team’s board of directors, management and all Team employees, I want to thank Art for his contributions, and wish him the very best in his much-deserved retirement.”

Mr. Victorson commented, “It has been a privilege to serve alongside so many talented colleagues as we have transformed Team into a global leader in industrial service solutions. We have established a proud legacy of innovation, exceptional service and strong client relationships. I am confident the OneTEAM initiative will help build on these core strengths and position Team to drive long-term value for all of our stakeholders.”

About Team, Inc.
Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 220 branch locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Forward-Looking Statements
Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the

Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Greg L. Boane
Chief Financial Officer
281-331-6154
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